UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 2, 2022

FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33059 (Commission File Number)	20-5657551 (IRS Employer Identification No.)

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500

(Address and telephone number of principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FTEK	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)         On June 2, 2022, the Board of Directors (“Board”) of Fuel Tech, Inc. (“Fuel Tech” or the “Registrant”) appointed Ellen T. Albrecht to the position of Vice President, Chief Financial Officer and Treasurer. Prior to this appointment, Ms. Albrecht served Fuel Tech as Acting Treasurer and Controller and Principal Financial Officer since March, 2020; Vice President, Operations Planning and Control since June 2012; acting Treasurer and Chief Financial Officer since July 2010; Vice President and Controller since January 2007; Controller since February 2004; Accounting Manager since June 2000; Senior Accountant since May 1998; and Accountant since July 1996.

(b)         Effective June 1, 2022, Ms. Albrecht will receive an annual base salary of $250,000 which shall be subject to Fuel Tech’s ongoing 10% base salary reduction program for its officers, resulting in an actual net annual base salary of $225,000 dollars, and a target participation percentage of 30% of net annual base salary in Registrant’s 2022 Corporate Incentive Plan and 2022 Current Objectives Plan. Ms. Albrecht participates in benefit and welfare programs offered by Registrant.

(c)         There is no family relationship between Ms. Albrecht and any director, executive officer, or person nominated or chosen by the Registrant to become a director or executive officer.

(d)         Other than as stated above, there is no arrangement or understanding as to Ms. Albrecht’s employment with the Registrant, or its directors or officers. Upon commencement of employment with the Registrant, Ms. Albrecht entered into the Registrant’s standard form of employment agreement which established employment with the Registrant as at-will, and provided for the protection of the Registrant’s intellectual property and other confidential information. Ms. Albrecht is not entitled to any payments upon severance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc. (Registrant)

	By:	/s/ Bradley W. Johnson
Bradley W. Johnson
Date: June 7, 2022		Vice President, General Counsel and Secretary